EXHIBIT 23.5
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated March 24, 2016, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries, included in the Annual Report of Prospect Capital Corporation on Form 10-K/A, dated October 19, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the Form 10-K/A, dated October 19, 2016.

/s/ RSM US LLP
Raleigh, North Carolina
October 19, 2016